The Board of Directors

Education Management Corporation and Subsidiaries

We are aware of the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-20057, 333-20073, 333-31398, 333-76096, 333-76654, 333-85518, 333-106270, 333-106271) pertaining to Education Management Corporation and Subsidiaries’ Deferred Compensation Plan and Retirement Plan of our report dated November 6, 2003 relating to the unaudited condensed consolidated interim financial statements of Education Management Corporation and Subsidiaries that are included in its Form 10-Q for the quarter ended September 30, 2003.

/S/    ERNST & YOUNG, LLP

November 6, 2003